EXHIBIT 3.1
                    CERTIFICATE OF AMENDMENT
                             TO THE
              RESTATED CERTIFICATE OF INCORPORATION
                               OF
                       ELECTROSOURCE, INC.


Electrosource, Inc. (the "Company"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

   1. That the Board of Directors of the Company duly adopted and a resolution setting forth a proposed amendment to the Certificate of Incorporation of said corporation at a meeting held on November 2, 1994, declaring said amendment to be advisable and calling for the consideration by the shareholders of the Company of such amendment at the annual meeting of shareholders held on May 31, 1995. The resolutions setting forth the proposed amendment are as follows:

  Resolved, that the Board of Directors has determined that it is advisable that Article Four of the Restated Certificate of Incorporation of the Company be amended to increase the number of authorized shares of Common Stock from 30,000,000 to 50,000,000, and be it further

  Resolved, that the initial paragraph of Article Four of the Restated Certificate of Incorporation of the Company be amended to read in its entirety as follows:

     The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be fifty million (50,000,000) shares of Common Stock of the par value of Ten Cents ($0.10) each, and ten million (10,000,000) shares of Preferred Stock of the par value of One and no/100 Dollars ($1.00) each. A description of the different classes of stock of the Corporation and a statement of the designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of such stock are as follows:

  ; and be it further

  Resolved, that the foregoing resolution be considered at the next annual meeting of the stockholders of the Company.

    2. That thereafter such amendment was approved by the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon.

   3.     That said amendment was duly adopted in accordance with
section 242 of the General Corporation Law of the State of Delaware.

    IN  WITNESS  WHEREOF, Electrosource, Inc.,  has  caused  this
Certificate to be signed by Michael G. Semmens, its President, and attested by Audrey T. Dearing, its Secretary, on this 12th day of June 1995.

ELECTROSOURCE, INC.                ATTEST:


By:           /S/                                /S/
   Michael G. Semmens              Audrey T. Dearing
   President                       Secretary